SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(A) of the Securities

Exchange Act of 1934 (Amendment No.      )

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CYBEX INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CYBEX INTERNATIONAL, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 20, 2003

The Annual Meeting of Shareholders of Cybex International, Inc., a New York corporation (the “Company”), will be held at the Company’s executive offices located at 10 Trotter Drive, Medway, Massachusetts 02053 on Tuesday, May 20, 2003 at 2:00 P.M., local time, for the following purposes:

1.	To elect three directors.

2.	To transact such other business as may properly come before the meeting or any adjournments thereof.

The Board of Directors has fixed the close of business on April 9, 2003 as the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting.

TO MAKE CERTAIN THAT YOUR SHARES WILL BE VOTED AT THE MEETING, WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE FILL IN, DATE, SIGN AND RETURN THE ENCLOSED PROXY WHICH IS SOLICITED BY AND ON BEHALF OF THE BOARD OF DIRECTORS.

By Order of the Board of Directors

Joan Carter

Secretary

Medway, Massachusetts

April 22, 2003

CYBEX INTERNATIONAL, INC.

PROXY STATEMENT

FOR

ANNUAL MEETING OF SHAREHOLDERS

To be held on May 20, 2003

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Cybex International, Inc. (“Cybex” or the “Company”) to be voted at the Annual Meeting of Shareholders of the Company to be held on Tuesday, May 20, 2003 and at any adjournments of the meeting (the “Annual Meeting”). Shareholders of record at the close of business on April 9, 2003 will be entitled to notice of, and to vote at, such meeting.

The mailing address of the Company’s principal executive offices is 10 Trotter Drive, Medway, Massachusetts 02053. The approximate date on which this Proxy Statement and the form of proxy were first sent or given to the shareholders of the Company was April 22, 2003.

The Annual Report of the Company for the year ended December 31, 2002, including audited financial statements, accompanies this Proxy Statement.

VOTING RIGHTS

As of the close of business on the record date, the Company had outstanding 8,830,962 common shares, par value $.10 per share (“Common Shares”). At all meetings of shareholders, holders of Common Shares are entitled to one vote, exercisable in person or by proxy, for each Common Share held.

Shareholders who execute proxies may revoke them at any time before they are voted by notice to the Company in writing or at the meeting or by delivering, at or prior to the meeting, a properly executed later-dated proxy. Shares represented by an effective proxy given by a shareholder will be voted as directed, unless authority to vote is withheld. If a signed proxy is received but no specification is made thereon, the shares represented thereby will be voted in accordance with the recommendations of the Board of Directors.

A majority of the outstanding shares entitled to vote must be represented in person or by proxy at the meeting in order to conduct the election of directors and any other matters which may come before the meeting. If such a majority is represented at the meeting, then the nominees for director who receive the highest number of votes cast will be elected. The affirmative vote of at least a majority of the votes cast is required for the approval of any other matter coming before the meeting. For purposes of determining the number of votes cast with respect to a particular matter, only those cast “For” or “Against” are included. Abstentions and broker non-votes are counted only for purposes of determining whether a quorum is present at the meeting.

ELECTION OF DIRECTORS

(Proposal No.1)

The Board of Directors currently consists of seven directors divided into three classes. One person is to be elected to the Board of Directors at the Annual Meeting to serve until the 2004 Annual Meeting and two persons are to be elected to serve until the 2006 Annual Meeting. Management’s nominees for election as directors are Harvey Morgan (to serve until 2004) and John Aglialoro and Jerry Lee (to serve until 2006). The Company’s remaining four directors will continue in office for the terms specified below. The persons named in the enclosed Proxy intend to vote for the election of the three nominees named above, unless instructions to the contrary are given therein. Proxies may not be voted for a greater number of persons than the number of nominees named below.

The nominees have indicated that they are able and willing to serve as directors. However, if some unexpected occurrence should require the substitution of some other person or persons for any one or more of the nominees, the person or persons voting the proxies will vote for such nominees as the Board of Directors of the Company may select.

Nominees for directors who receive a plurality of the votes cast by the holders of the outstanding Common Shares entitled to vote at the Annual Meeting will be elected. Abstentions, broker non-votes, and withheld votes are not counted in determining the number of votes cast for any nominee for director. The Board of Directors recommends a vote FOR each nominee.

The following table lists the name, age, principal occupation and certain business experience of each of the three nominees and the four continuing directors of the Company whose terms of office will continue after the Annual Meeting, the year in which each director’s term of office will expire (assuming, in the case of each of the nominees, such nominees are elected at the Annual Meeting) and the year in which each director was first elected as a director of the Company.

With the exception of Mr. Aglialoro and Ms. Carter, who are married, there are no family relationships between the directors and executive officers of the Company.

Name	Age at March 31, 2003	Principal Occupation and Certain Business Experience	Year Term Will Expire	Year First Became Director
Nominees for Director
John Aglialoro	59	Chief Executive Officer of the Company since 2000. Chairman and Chief Executive Officer of UM Holdings Ltd. (“UM”), which he co-founded in 1973. He served as a Director of Trotter Inc. from 1983 until its merger with the Company in 1997.	2006	1997
Jerry Lee	66	Retired. Partner of Ernst & Young, LLP from 1969 to 1995, including managing partner of the Philadelphia office from 1979 to 1989. He served as a Director of Trotter Inc. from 1996 to its merger with the Company in 1997.	2006	1997
Harvey Morgan	61	Principal, Shattuck Hammond Partners LLC, investment bankers. Mr. Morgan has over 34 years experience as an investment banker, including as a Principal of Shattuck Hammond Partners LLC since 2000, Managing Director of Pricewaterhouse Coopers Securities from January 2000 to October 2000, and Executive Managing Director of JWGenesis Financial Corp. from 1996 to 2000. Director, Burlington Coat Factory Warehouse Corporation.	2004	2003
Continuing Directors
James H. Carll	54	Chairman, Archer & Greiner, A Professional Corporation, a law firm in which he has been a stockholder since 1983. Archer & Greiner acts as general counsel for the Company.	2004	1997
Joan Carter	59	President and Chief Operating Officer of UM, which she co-founded in 1973. She served as a Director of Trotter Inc. from 1983 until its merger with the Company in 1997. Member of the Board, Penn Mutual Life Insurance Company. Former Chairman of the Board, Federal Reserve Bank of Philadelphia.	2005	1997
Arthur W. Hicks, Jr.	44	Chief Financial Officer of the Company since February, 2002. Vice President and Chief Financial Officer of UM since 1988. He served as a Director of Trotter Inc. from 1994 to its merger with the Company in 1997. Mr. Hicks is also a certified public accountant.	2004	1997
Alan H. Weingarten	62	President and Chief Executive Officer of Alan H. Weingarten & Associates, Inc., consultants in general management, marketing and product planning, since 1986.	2005	1987

Meetings and Committees of the Board of Directors

The Board of Directors of the Company held eight meetings during 2002. All directors attended more than 75% of the meetings of the Board and their respective Board committees.

The Board of Directors has standing Executive, Compensation, Stock Option, and Audit Committees. In addition, Messrs. Carll, Morgan, Weingarten and Lee (Chair) form an Independent Directors Committee, which meets periodically in executive session.

The Executive Committee consists of Joan Carter, James H. Carll and John Aglialoro (Chair). The Executive Committee has, with certain exceptions, all of the authority of the Board of Directors. While the Company does not have a Nominating Committee, the Executive Committee makes recommendations to the Board with respect to management nominees to the Board and reviews and makes recommendations with respect to such shareholder nominees to the Board as may be submitted to the Company. The Executive Committee will consider the names and qualifications of candidates for the Board of Directors submitted by shareholders in accordance with the procedures described in “Shareholder Proposals and Director Nominations for 2004 Annual Meeting”.

The Executive Committee also recommends committee selections to the Board and evaluates and makes recommendations regarding the administration of the Board of Directors and Director compensation. The Executive Committee did not meet during 2002 but did act by written consent.

The Compensation Committee currently consists of James H. Carll and Joan Carter (Chair). The function of the Committee is to make recommendations to the Board of Directors concerning executive compensation and benefits policies for the Company. The Committee held three meetings during 2002.

The Stock Option Committee currently consists of Alan H. Weingarten and Harvey Morgan (Chair). The Committee administers the Company’s stock option plans, awarding stock options to key employees and nonemployee directors of the Company and determining the terms and conditions on which the options are granted. The Committee held two meetings during 2002.

The Audit Committee currently consists of Alan H. Weingarten, Harvey Morgan and Jerry Lee (Chair). The Audit Committee is primarily responsible for appointing the Company’s independent auditors, approving the compensation paid to the independent auditors, approving the services performed by the independent auditors and reviewing and evaluating the Company’s accounting principles and reporting practices and its system of internal accounting controls, and has the responsibility and authority described in its charter. The Committee held eight meetings in 2002.

The members of the Audit Committee are independent, as defined by the American Stock Exchange (AMEX) listing standards.

Report of the Audit Committee on Audited Financial Statements

The Audit Committee of the Board of Directors functions pursuant to a written charter adopted and approved by the Board of Directors. The Audit Committee charter appears as Appendix A to this Proxy Statement.

The Audit Committee is responsible for the appointment, compensation and oversight of the accounting firm retained to audit the Company’s financial statements. The Audit Committee consults with and reviews recommendations made by the accounting firm with respect to financial statements, financial records, and financial controls of the Company.

Accordingly, the Audit Committee has (a) reviewed and discussed the audited financial statements with management; (b) discussed with KPMG LLP, the Company’s independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees); (c) received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees); and (d) discussed with KPMG LLP its independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board. The Audit Committee also discussed with KPMG LLP the overall scope and plans for its audit. The Audit Committee met with management and KPMG LLP, to discuss the results of the auditors’ examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

Based on the review and discussions referred to above, in reliance on management and the independent auditors, and subject to the limitations of its role, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002.

This report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this report by reference therein.

Members of the Audit Committee

Jerry Lee, Chair

Alan H. Weingarten

Harvey Morgan

Compensation of Directors

The Company’s compensation program for nonemployee directors during 2002 provided that each nonemployee director receive an annual retainer of $18,000, one-half of which was paid in shares of Company Common Stock (using the price per share on January 1 of such year) pursuant to the Company’s 2002 Stock Retainer Plan for Nonemployee Directors (the “Retainer Plan”). In addition, Committee chairmen receive an annual retainer of $3,200. Directors also receive $1,000 per day for each Board meeting attended, $500 per telephone meeting and $500 for each Committee meeting attended. During 2002 pursuant to the Retainer Plan, nonemployee directors serving the full year received 4,813 shares of Company Common Stock, representing the stock component of their annual retainer. Separate from the Retainer Plan, John Aglialoro receives, for serving as the Chairman of the Board, shares of Company Common Stock at the rate of 5,000 shares per annum.

Certain Relationships and Related Transactions

John Aglialoro, Joan Carter and UM Holdings Ltd. (“UM”) together beneficially own approximately 50.3% of the Company’s Common Shares. Mr. Aglialoro and Ms. Carter are executive officers, directors and the principal stockholders of UM.

Mr. Aglialoro has served as the Chief Executive Officer of the Company since November, 2000. Mr. Aglialoro’s compensation is reviewed and considered by the full Board, without the participation of Mr. Aglialoro and Ms. Carter.

Arthur W. Hicks, Jr., UM’s Vice President and Chief Financial Officer, has served as Cybex’ Chief Financial Officer since February, 2002. Pursuant to a Services Agreement between Cybex and UM, UM provides Mr. Hicks’ services to Cybex and Cybex compensates UM for such services. During 2002, Cybex paid UM

$110,000 for Mr. Hicks’ services and also reimbursed UM for certain costs. These arrangements have been considered by the Board and found to be fair and in the best interest of the Company. Cybex in 2002 also incurred $140,109.03 in expenses to UM for the use of a corporate jet. At December 31, 2002, Cybex owed to UM the sum of $196,914.74 with respect to these expenses and the service fee associated with Mr. Hicks. As of March 31, 2003, UM forgave the full amount ($251,579.90) then due it with respect to these expenses.

Jordan Mersky, Vice President and General Counsel of UM, also serves as acting General Counsel of Cybex; Cybex does not pay any compensation to Mr. Mersky or UM for such services.

UM has taken several steps to aid in the liquidity of Cybex. During 2002 UM made loans to Cybex totaling $1 million. These loans, which bear interest at 10% per annum and mature January 1, 2004, are subordinate to the Company’s credit facility. UM also guaranteed a $1.1 million temporary over-advance under that credit facility. UM provided an additional $2,400,000 in subordinated loans in the first quarter of 2003. These transactions were considered by the Board of Directors and found to be fair and in the best interest of the Company.

Until the 1997 merger of a wholly-owned subsidiary of the Company with Trotter Inc. (which prior to the merger was a subsidiary of UM), Trotter was included in the consolidated income tax filings of UM. Trotter, UM and other subsidiaries of UM entered into a tax sharing agreement pursuant to which Trotter paid to UM amounts equal to the income taxes which Trotter would otherwise have paid had it filed separate income tax returns. The portion of the Company’s 1997 net operating loss attributable to Trotter represents a net operating loss carry forward available to UM. UM has agreed to remit $585,000 to Cybex upon its utilization of this net operating loss carry forward.

James H. Carll, a director of the Company, is a stockholder of Archer & Greiner, P.C., which acts as general counsel of the Company. Archer & Greiner also acts as counsel to UM.

EXECUTIVE COMPENSATION

Report of the Compensation Committee on Executive Compensation

The Compensation Committee of the Board of Directors consists entirely of non-management directors and its primary function is to make recommendations to the Board of Directors concerning executive compensation and benefit policies for the Company.

The Committee believes that the most effective compensation program is one that provides executives with competitive base salaries and incentives to achieve both current and long-term strategic business goals of the Company. Compensation should reward results, not effort, and be tied to shareholder value.

The Company’s executive compensation programs are designed to:

1.	Align the interests of executive officers with the long-term interests of shareholders.

2.	Motivate and challenge executive officers to achieve both annual and long-term strategic business goals.

3.	Support an environment that rewards executive officers based upon corporate results.

4.	Attract and retain executive officers best qualified to promote the long-term success of the Company.

The basic components of executive officer compensation for 2002 consisted of base salary and long-term incentives in the form of stock options. The executive officers also participate in employee benefit plans available generally to the Company’s employees.

While the Committee remains committed to annual incentive compensation, the Company’s annual incentive compensation plans have resulted in no bonuses being paid over the last several years. In light of this, the annual incentive compensation program was suspended for 2001 and 2002. The Compensation Committee will review the reinstatement of an annual incentive compensation plan for 2003.

Base Salary:    In determining executive compensation levels, the Committee reviewed compensation levels at manufacturing companies of comparable size to the Company. The base salary of each executive officer is determined at levels considered appropriate for comparable positions at these peer companies. The Committee’s policy is to target base salary at the peer average, ranging to the 75th percentile to reflect special circumstances. In 2002, executive officer base salaries were as a general matter at the peer average, and in any event not above the 75th percentile.

Long-Term Incentive in Form of Stock Options.    The Committee believes that significant management ownership of the Company’s stock effectively motivates the building of shareholder wealth and aligns the interests of management with those of the Company’s shareholders. The Committee also recognizes the dilutive effect that option grants can have on shareholder value. The Committee seeks to balance the need to provide management motivation with the shareholder cost of doing so. The goal is to use options as both a reward and a motivator.

Options are issued at a per share exercise price equal to market price on the date of grant and generally become exercisable over four or five years in equal annual increments, with some options having a three year cliff vesting, contingent upon the officer’s continued employment with the Company. Option grants are reviewed annually by the Stock Option Committee and a total of 104,000 options were issued to employees including executive officers during 2002. For further information with respect to options to the Named Executive Officers, see the tables under the headings “Option Grants in 2002” and “Aggregated Option Exercises in 2002 and Option Values at December 31, 2002” below.

Chief Executive Officer Compensation.    Mr. Aglialoro has served as Chief Executive Officer since November, 2000. Because Mr. Aglialoro is a principal stockholder of the Company and is married to Ms. Carter, decisions as to his compensation are determined by the full Board, without the participation of Mr. Aglialoro or Ms. Carter. For 2002, the Board approved a salary for Mr. Aglialoro of $360,000 per annum. Mr. Aglialoro, together with other senior executives, agreed to a voluntary salary reduction for a portion of 2002 and his actual salary for that year was $326,092. Mr. Aglialoro also receives a grant of 5,000 shares of Common Stock per year for serving as Chairman of the Board. In determining Mr. Aglialoro’s compensation, the Board considered the compensation of chief executive officers at peer companies and the importance of Mr. Aglialoro’s services to the Company.

While Mr. Aglialoro was not granted long-term incentive in the form of stock options in 2002, he is a significant shareholder in the Company (see “Security Ownership of Certain Beneficial Owners and Management”). The Board believes that Mr. Aglialoro’s stock ownership provides a significant incentive and aligns his interests directly with the Company’s shareholders. To the extent his performance as CEO translates into an increased value of the Company’s stock, all shareholders, including Mr. Aglialoro, will share the benefits.

Compliance with Internal Revenue Code Section 162(m).    Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly-held companies for compensation paid to certain of their executive officers to the extent that compensation exceeds $1,000,000 per covered officer in any fiscal year. The limitation applies only to compensation which is not considered to be performance-based. Non-performance-based compensation paid to the Company’s executive officers for 2002 did not exceed the $1,000,000 limit per officer, and the Committee does not anticipate that the non-performance-based compensation to be paid the Company’s executive officers in the foreseeable future will exceed that limit.

Members of the Compensation Committee

Joan Carter, Chair

James H. Carll

Compensation Committee Interlocks and Insider Participation

At the end of 2002 the Compensation Committee consisted of James H. Carll and Joan Carter (Chair). David D. Fleming also served on the Committee until his resignation from the Board in 2002.

Joan Carter is a Director, President and principal stockholder of UM, which is a major shareholder of the Company, and is married to John Aglialoro, the Company’s Chief Executive Officer. All compensation issues pertaining to Mr. Aglialoro are accordingly determined by the Board, acting without the participation of Mr. Aglialoro or Ms. Carter. James H. Carll is a stockholder of Archer & Greiner which acts as general counsel to the Corporation. See “Certain Relationships and Related Transactions.”

Performance Graph

The following graph compares the five-year cumulative total return (change in stock price plus reinvested dividends) on the Common Stock with the total returns of the American Stock Exchange Market Value Index, a broad market index covering stocks listed on the American Stock Exchange, and the companies in the Sporting and Athletic Goods industry (SIC Code 3949), a group encompassing approximately 22 companies (the “SIC Index”).

Comparison of 5 Year Cumulative Total Return of

Cybex International, Inc., Amex Market Value Index

and the SIC Index

	1997	1998	1999	2000	2001	2002
Cybex International, Inc.	$100.00	$34.87	$21.54	$16.93	$15.34	$11.49
SIC Index	100.00	43.55	55.11	63.04	74.69	50.72
Amex Mkt. Value Index	100.00	98.64	122.98	121.47	115.87	111.25

Assumes $100 invested on December 31, 1997 and dividends are reinvested. Source: Media General Financial Services.

Summary Compensation Table

The following table sets forth information with respect to the compensation for 2002, 2001 and 2000 of the persons (sometimes collectively referred to as the “Named Executive Officers”) who were, during 2002, the Chief Executive Officer, and the other most highly compensated executive officers of the Company at the end of 2002 and up to two additional individuals who served as an executive officer at any time during 2002, whose salary and bonus exceeded $100,000 for the year.

Name and Principal Position	Year	Annual Compensation(1)			Long Term Compensation		All Other Compensation (3)
		Salary		Bonus	Stock Awards ($)(2)	Securities Underlying Options (#)
John Aglialoro Chairman and Chief Executive Officer	2002 2001 2000	$326,092 45,000 —		— — —	$7,000 14,025 20,188	— — —	$ 1,548 22,550 15,600

Edward Kurzontkowski Executive Vice President of Operations	2002 2001 2000	150,885 136,616 112,423		— — —	— — —	15,000 10,000 1,500	2,202 22,919 4,412

Paul G. Horgan Corporate Controller	2002 2001 2000	129,192 107,308 50,000		— — —	— — —	5,000 5,000 4,000	1,957 1,552 150

Arthur W. Hicks, Jr. Chief Financial Officer	2002 2001 2000	110,000 — —	(4)	— — —	— 4,675 9,888	10,000 — —	16,500 27,550 18,600

(1)	In accordance with the rules of the Commission, other compensation in the form of perquisites and other personal benefits has been omitted in those instances where the aggregate amount of such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total of annual salary and bonuses for the officer for such year.
(2)	All stock awards were subject to the condition that the stock could not be sold or transferred for six months; there were no other restrictions pertaining to these awards. The stock awards received by Mr. Aglialoro consist of (a) the 5,000 shares of common stock per annum received by Mr. Aglialoro for serving as Chairman and (b) for 2000 and 2001, the portion of his annual director retainer paid in shares of common stock pursuant to the Company’s 1995 Stock Retainer Plan for Nonemployee Directors. The stock awards received by Mr. Hicks consist of the portion of his annual director retainer paid in shares of common stock pursuant to the Company’s 1995 Stock Retainer Plan for Nonemployee Directors. See “Compensation of Directors” above.
(3)	Consists of the sum of (a) contributions made by the Company under its 401(K) Plan, which for 2002 aggregated $1,937 for Mr. Kurzontkowski, and $1,582 for Mr. Horgan, (b) the taxable portion of group term life insurance over $50,000, which for 2002 aggregated $1,548 for Mr. Aglialoro, $265 for Mr. Kurzontkowski, and $375 for Mr. Horgan, (c) for Mr. Kurzontkowski in 2001, the forgiveness of $18,416 of debt, and (d) for Mr. Aglialoro (in 2000 and 2001) and Mr. Hicks (in 2000, 2001 and 2002), cash compensation received as a director.
(4)	Mr. Hicks’ services as Chief Financial Officer are provided to the Company through a Services Agreement with UM Holdings Ltd. Mr. Hicks does not receive a salary from the Company; the amount shown constitutes service fees accrued to UM Holdings Ltd. See “Certain Relationships and Related Transactions.”

Option Grants in 2002

The following table shows all grants of options to the Named Executive Officers of the Company in 2002:

Name	Individual Grants(1)				Potential Realizable Value at Assumed Annual Rates of Stock Appreciation for Option Term(2)
	Options Granted (# of shares)	% of Total Options Granted to Employees in 2002	Exercise Price ($/Sh)	Expiration Date	0% ($)	5% ($)	10% ($)
John Aglialoro	—
Edward Kurzontkowski	15,000	14.4%	$1.51	12/11/12	$0	$14,244	$36,098
Paul G. Horgan	5,000	4.8	1.51	12/11/12	0	4,748	12,033
Arthur W. Hicks, Jr.	10,000	9.6	1.90	2/26/12	0	11,949	30,281

(1)	The options were granted under the terms of the Company’s Stock Option Plan at a per share exercise price equal to the market price of a Common Share on the date of grant. The options become exercisable over four years in annual increments of 25% beginning one year after the date of grant. The Stock Option Committee has the right to accelerate the exercisability of any of the options.
(2)	The potential realizable value is the product of (a) the difference between: (i) the product of the per-share market price at the time of the grant and the sum of 1 plus the adjusted stock price appreciation rate (i.e., the assumed rate of appreciation compounded annually over the term of the option) and (ii) the per-share exercise price of the option; and (b) the number of securities underlying the grant at fiscal year-end. The dollar amounts under these columns are the result of calculations at 0% and the 5% and 10% assumed rates of appreciation prescribed by the Securities and Exchange Commission, and, therefore, are not intended to forecast possible future appreciation, if any, of the market price of the Company’s Common Shares. The actual value that any Named Executive Officer may realize, if any, will depend on the amount by which the market price of the Common Shares at the time of exercise exceeds the exercise price.

Aggregated Option Exercises in 2002 and

Option Values at December 31, 2002

The following table provides information as to the value of options held by the Named Executive Officers at year-end measured in terms of the closing price of a Common Share on December 31, 2002 ($1.40 per share). None of the Named Executive Officers exercised any options during 2002.

Name	Shares Acquired on Exercise (#)	Value Realized ($)(1)	Number of Securities Underlying Unexercised Options at Dec. 31, 2002 (#)	Value of the Unexercised In-the-Money Options at Dec. 31, 2002 ($)(2)
			Exercisable/Unexercisable	Exercisable/Unexercisable
John Aglialoro	—	—	—/—	—/—
Edward Kurzontkowski	—	—	8,250/23,250	$0/$0
Paul G. Horgan	—	—	1,250/12,750	$0/$0
Arthur W. Hicks, Jr.	—	—	—/10,000	—/$0

(1)	Value realized is the difference between the market price of a Common Share on the date of exercise and the exercise price of the option, multiplied by the number of Common Shares underlying the option.
(2)	Value of unexercised “in-the-money” options is the difference between the market price of a Common Share on December 31, 2002 and the exercise price of the option, multiplied by the number of Common Shares underlying the option.

Employment Agreements

The Company has entered into employment agreements with its executive officers, other than Mr. Hicks. Under these agreements, the employment may be terminated with or without cause at any time. In the event that the Company terminates the officer’s employment other than “for cause”, the Company is obligated to continue normal salary payments for periods varying from six months to two years. The employment agreements of Mr. Kurzontkowski and Mr. Horgan provide that upon a change of control, as defined, the officer may resign and receive the severance which would have been payable upon a non-cause termination. Pursuant to each employment agreement, the executive officer agrees not to compete with the Company during his employment and for periods following employment varying from six months to two years.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of the record date, April 9, 2003, information with respect to the number of Common Shares of the Company beneficially owned by each person known to us to own beneficially more than 5% of the Common Shares, by each director and nominee for director of the Company, by each of the Named Executive Officers identified herein under the caption “Summary Compensation Table”, and by all directors and executive officers of the Company as a group. Except as otherwise indicated, all shares are owned directly.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
UM Holdings Ltd. 56 Haddon Avenue Haddonfield, New Jersey 08033	2,793,256	(1)	31.6%

John Aglialoro, Chairman and CEO(2)	4,445,299	(3)	50.3%

Joan Carter, Director(2)	4,445,299	(4)	50.3%

Grace & White, Inc.(5) 515 Madison Avenue Suite 1700 New York, NY 10022	940,100		10.6%

Dimensional Fund Advisors, Inc.(6) 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	482,200		5.5%

Edward Kurzontkowski, Executive Vice President	8,625	(7)	*

Arthur W. Hicks, Jr., Director and CFO	14,548	(7)	*

Paul G. Horgan—Corporate Controller	1,250	(7)	*

James H. Carll, Director	20,861		*

Jerry Lee, Director	21,861		*

Harvey Morgan, Director	0		—

Alan H. Weingarten, Director	21,728		*

All directors, nominees and executive officers as a group (consisting of 9 persons)	4,534,172	(7)	51.3%

*	Less than 1%

(1)	Represent shares owned by its wholly-owned subsidiaries, UM Equity Corp. and UM Investment Corporation. These shares have been pledged to a financial institution to secure a loan to UM Holdings Ltd. in the normal course of its business, which pledge could result in a change of control of the Company.
(2)	Mr. Aglialoro and Ms. Carter’s address is the same as UM Holdings Ltd.
(3)	Includes (a) 2,793,256 shares beneficially owned by UM Holdings Ltd., of which Mr. Aglialoro is a principal stockholder, executive officer and director; (b) 1,000 shares held in an IRA account for the benefit of Mr. Aglialoro; and (c) 776,861 shares owned by his wife, Joan Carter, as to which beneficial ownership is disclaimed.
(4)	Includes (a) 2,793,256 shares beneficially owned by UM Holdings Ltd., of which Ms. Carter is a principal stockholder, executive officer and director; and (b) 875,182 shares owned by her husband, John Aglialoro, as to which beneficial ownership is disclaimed.
(5)	Information is based upon filing made with the Securities Exchange Commission. The Company assumes no responsibility for the accuracy of such information.
(6)	Information is based upon filing made with the Securities Exchange Commission. The Company assumes no responsibility for the accuracy of such information. Shares are owned by funds for which Dimensional Fund Advisors, Inc. furnishes investment advice or serves as investment manager, and Dimensional disclaims beneficial ownership.
(7)	The amount next to individual’s name includes shares which the individual has the right to acquire within sixty days through the exercise of stock options, as follows: Mr. Hicks, 2,500 shares; Mr. Kurzontkowski, 8,625 shares; Mr. Horgan, 1,250 shares. The number of shares which all directors and executive officers as a group have the right to acquire within sixty days is 12,375 shares of Company Common Stock. In each case the percent of class is calculated on the basis that such shares are deemed outstanding. No voting or investment power exists with respect to shares prior to acquisition. Shares beneficially owned by all directors and executive officers as a group include 2,793,256 shares beneficially owned by UM Holdings Ltd., of which Mr. Aglialoro and Ms. Carter are principal stockholders.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of l934 requires the Company’s officers and directors, and any persons who own more than ten percent of the Company’s Common Shares to file reports of initial ownership of the Company’s Common Shares and subsequent changes in that ownership with the Securities and Exchange Commission and the American Stock Exchange. Officers, directors and greater than ten-percent beneficial owners are also required to furnish the Company with copies of all Section 16(a) forms they file. Based solely upon a review of the copies of the forms furnished to the Company, or written representations from certain reporting persons that no Forms 5 were required, the Company believes that during 2002 all Section 16(a) filing requirements were complied with.

SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

FOR 2004 ANNUAL MEETING

Any proposals by a shareholder intended to be presented at the 2004 Annual Meeting of Shareholders must be received by the Company no later than December 21, 2003 and be in compliance with applicable Securities and Exchange Commission regulations, for inclusion in the Company’s Proxy Statement relating to such meeting.

The Company’s by-laws provide that any shareholder entitled to vote for the election of directors at a meeting may nominate persons for election as directors only if written notice of such shareholder’s intent to make such nomination is given, either by personal delivery or by United States mail, postage pre-paid, to the Secretary of the Company not later than (i) with respect to an election held at an annual meeting of shareholders, 90 days in advance of such meeting and (ii) with respect to an election to be held at a special meeting of shareholders for the election of directors, the close of business on the seventh day following the date on which notice of such meeting is first given to shareholders. A copy of the pertinent by-law provision, which sets forth additional requirements for the form of such notice, is available on request to the Corporate Secretary, Cybex International, Inc., 10 Trotter Drive, Medway, Massachusetts 02053.

In accordance with Rule 14a-4(c) promulgated by the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, the holders of proxies solicited by the Board of Directors in connection with the 2004 Annual Meeting may vote such proxies in their discretion on certain matters as more fully described in such rule, including without limitation on any matter coming before the meeting as to which the Company does not have notice on or before March 6, 2004.

INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee has appointed KPMG LLP, independent public accountants, to audit the financial statements of the Company for the fiscal year ending December 31, 2003. Representatives of KPMG LLP are expected to attend the 2003 Annual Meeting of Shareholders of the Company and will be afforded an opportunity to make a statement and to respond to appropriate questions.

Audit and Other Fees.    During 2002, the Company retained KPMG LLP to provide services in the following categories and amounts;

Audit Fees	$177,800

Financial Information Systems
Design and Implementation Fees	0

All Other Fees	$50,000

The Audit Committee reviewed the above non-audit services and has determined that the provision thereof is compatible with maintaining auditor independence.

Change of Accountants.    On July 22, 2002, the Company, upon the recommendation and approval of its Audit Committee, dismissed Arthur Andersen LLP (“Andersen”) as principal independent public accountants for the Company and engaged KPMG LLP as the Company’s principal independent public accountants. In connection with the audits for the preceding two (2) most recent years ended December 31, 2001 and 2000 and the subsequent interim period, there were no disagreements with Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures which, if not resolved to the satisfaction of Andersen, would have caused Andersen to make reference to the subject matter of such disagreements in connection with their reports on the Company’s consolidated financial statements for such years; and there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K. The reports of Andersen on the consolidated financial statements of the Company, as of and for the years ended December 31, 2001 and 2000, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

The Company provided Andersen with the foregoing disclosures and requested Andersen to furnish a letter addressed to the Securities and Exchange Commission stating whether it agrees with the above statements. While the Company has received no information from Andersen that Andersen has a basis for disagreement with such statements, the Company has been unable to obtain such a letter due to the fact that the personnel primarily responsible for the Company’s account (including the engagement partner and manager) have left Andersen.

During the years ended December 31, 2001 and 2000 and through the date of its initial engagement by the Company, neither the Company nor someone on its behalf consulted KPMG LLP regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, or any other matters or reportable events as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

SOLICITATION OF PROXIES

Proxies may be solicited by directors, officers and a small number of regular employees of the Company personally or by mail, telephone, telegraph or otherwise, but such persons will not be specially compensated for such service. Banks and brokers will be requested to solicit proxies from their customers, where appropriate, and the Company will reimburse them for their reasonable expenses. The cost of such solicitation will be borne by the Company.

OTHER MATTERS

Management is not aware of any matters to be presented for action at the meeting other than the election of directors and does not intend to bring any other matters before the meeting. However, if other matters properly come before the meeting, it is intended that the holders of proxies solicited hereby will vote thereon in their discretion.

By Order of the Board of Directors

Joan Carter

Secretary

Medway, Massachusetts

April 22, 2003

Appendix A

CYBEX INTERNATIONAL, INC.

Audit Committee Charter

The Board of Directors of Cybex International, Inc. (“Cybex” or “Company”) has established an Audit Committee with authority, responsibility, and specific duties as described in the following text.

Composition

The Audit Committee shall be comprised of at least three Directors who are independent Directors consistent with the listing standards of the American Stock Exchange and applicable law. One of the members shall be nominated Committee Chairman by the Executive Committee, and approved by the full Board. All members of the Audit Committee should be generally knowledgeable in financial and auditing matters and at least one member shall have sufficient accounting or financial expertise to qualify as an “Audit Committee Financial Expert” as defined by applicable law and Securities and Exchange Commission (“SEC”) rules.

Authority

The Audit Committee is granted the authority by the Board of Directors to investigate any activity of the Company that may have a financial impact or involves financial reporting. All employees are directed to cooperate as requested by members of the Committee. The Committee is empowered to retain persons having special competence as necessary to assist the Committee in fulfilling its responsibility.

Responsibility

The Audit Committee shall be responsible for the engagement, compensation, oversight and discharge of the independent auditors. It is the Board’s principal agent in assuring the independence of the company’s auditors, the integrity of management, an adequate control environment, and the adequacy of disclosures to stockholders. The committee serves as the focal point for communication among non committee Directors, the independent auditors, and Cybex’s management, as their duties relate to financial accounting, reporting, and financial controls. The Committee should have a clear understanding with the independent auditors that they must maintain an open relationship with the Committee, and that the ultimate accountability of the independent auditors is to the Board of Directors and the Committee, as representatives of shareholders. The Audit Committee is to assist the Board of Directors in fulfilling its fiduciary responsibilities as to accounting policies and reporting practices of Cybex, and all its subsidiaries, and the sufficiency of auditing relative to these policies and practices. The opportunity for the independent auditors to meet with the entire Board of Directors as needed is not to be restricted.

Meetings

The Audit Committee is to meet as often as its chairman, a majority of its members, or the full Board deems necessary, but not less than four times per year.

Attendance

A majority of members of the Audit Committee must be present, in person or by telephone, at all formal meetings. However, subcommittees of one or more members may be formed to handle specific projects. As necessary or desirable, the Committee Chairman may request that members of management, the Company’s financial and accounting personnel, outside counsel, and representatives of the independent auditors be present at a meeting of the Committee, as well as any other persons deemed necessary to assist the Committee in exercising its responsibilities.

Minutes

A summary of each meeting is to be sent to all Directors.

Specific Duties

The Audit Committee is to:

1.	Be directly responsible for the appointment, discharge, compensation and oversight of the work of the independent auditors.

2.	Inform the independent auditors and management that the auditors and the Committee must communicate with each other at all times; and the Committee Chairman may call a meeting whenever he or she deems it necessary.

3.	Review with the Company’s management, independent auditors, and financial and accounting personnel the adequacy and effectiveness of the accounting and financial controls, and the financial reporting controls of the Company.

4.	Have familiarity with the accounting and reporting principles and general practices applied by the Company in preparing its financial statements. Further, the Committee is to make, or cause to be made, all necessary inquiries of management and the independent auditors concerning established standards of corporate conduct and performance, and deviations from these standards.

5.	Review, prior to the annual audit, the scope and extent of the independent auditor’s planned examination, including the engagement letter. Audit services and fees are to be approved in advance by the Committee. The review should entail an understanding from the auditors of the factors considered in determining the audit scope, including:

•	Industry and business risk characteristics of the Company.

•	External reporting requirements.

•	Materiality of the various segments of the Company’s consolidated activities.

•	Quality of internal controls.

•	Other areas to be covered during the audit engagement.

6.	Review with management the extent of non-audit services planned by the independent auditors, in relation to the objectivity needed in the audit. All non-audit services and fees are to be approved in advance by the Committee.

7.	Review with management and the independent auditors, upon completion of their audit, financial results for the year, prior to their release to the public. This review is to encompass:

•	The Company’s annual report to shareholders and Form 10-K, including Management’s Discussion and Analysis, and the financial statement and supplemental disclosures required by generally accepted accounting principles, the Securities and Exchange Commission, and the American Stock Exchange. If deemed appropriate, after such review and discussion, recommend to the Board of Directors that the financial statements be included in the Company’s annual report on Form 10-K

•	Significant transactions not a normal part of the Company’s operations.

•	Significant changes, if any, in management estimates.

•	Changes, if any, during the year in the Company’s accounting principles or their application.

•	Areas of the Company’s financial statements requiring significant management judgment.

•	Significant adjustments proposed by management and/or the auditors.

•	Other communications as required to be communicated by the independent auditors by Statement of Auditing Standards (SAS) 61 and 90 as may be modified or supplemented relating to the conduct of the audit. Further, receive a written communication provided by the independent auditors concerning their judgment about the quality of the Company’s accounting principles, as outlined by SAS 61 and 90, as may be modified or supplemented, and that they concur with management’s representations concerning audit adjustments.

8.	Require the Company’s independent auditors to review the financial information included in the 10-Q reports.

9.	Review and approve for release the Company’s earning release and other press releases pertaining to financial matters or financial guidance, and approve the 10-Q prior to filing.

10.	Review any disclosures by the CEO and CFO, prior to their periodic report certification to the SEC, regarding (a) all significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report the financial data, and any material weaknesses in the Company’s internal controls that they have identified for the Company’s independent auditors; (b) any fraud, whether or not material, that involves the management or other employees who have a significant role in the Company’s internal controls; and (c) whether or not there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of the CEO’s and CFO’s evaluation thereof, including any corrective actions with regard to significant deficiencies and material weaknesses.

11.	Arrange for timely receipt from management its reports on Form 8-K and any other correspondence with the SEC. Financial disclosure reports should be reviewed with the Audit Committee before filing.

12.	Evaluate the cooperation received by the independent auditors during their audit examination, including their access to all requested records, data, and information. Also, elicit the comments of management regarding the responsiveness of the auditors to the Company’s needs. Inquire of the auditors whether there have been any disagreements with management which if not satisfactorily resolved would have caused them to modify their report on the Company’s financial statements.

13.	Review the quality and adequacy of the Company’s financial and accounting personnel including discussions with independent auditors. Approve the selection of the Chief Financial Officer.

14.	Discuss with the independent auditors any relevant recommendations which the auditors may have (including those in their annual “Management Letter” and/or “Report to the Audit Committee”). Topics to be considered during this discussion include improving internal financial controls, selection of accounting principles, and management reporting systems. Review written responses of management to the “Management Letter” and ensure that all disagreements are promptly resolved.

15.	Recommend to the Board of Directors any appropriate extensions or changes in the duties of the Committee.

16.	Apprise the Board of Directors, through minutes and special presentations as necessary, of significant developments in the course of performing the above duties. The Committee should cause to be made an investigation into any matter brought to its attention within the scope of its duties, with the power to retain outside counsel for this purpose if, in its judgment, that is appropriate.

17.	After preparation by management and review by independent auditors, approve the report required under SEC rules to be included in the Company’s annual proxy statement. The charter is to be published as an appendix to the proxy statement at least once every three years.

18.	Inquire as to the independence of the independent auditors and obtain from the independent auditors, at least annually, a formal written statement delineating all relationships between the independent auditors and the Company as contemplated by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as may be modified or supplemented.

19.	Establish procedures for (A) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal controls or auditing matters; and (B) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

20.	Review and approve all material related party transactions.

21.	Review and update the Committee’s Charter annually.

While the Audit Committee has the responsibilities and powers set forth in this charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Those duties are the responsibility of management and the independent auditors.

REVOCABLE PROXY

CYBEX INTERNATIONAL, INC.

PLEASE MARK VOTES

AS IN THIS EXAMPLE

2003 Annual Meeting of Shareholders

PROXY FOR HOLDERS OF COMMON STOCK

Proxy Solicited on Behalf of The Board of Directors

The undersigned hereby appoints Paul G. Horgan and James H. Carll, or any of them, with full power of substitution, the proxy of the undersigned to represent the undersigned at the Annual Meeting of Shareholders of Cybex International, Inc. to be held on May 20, 2003, or at any adjournment or postponement thereof, and to vote the number of shares of the Common Stock of Cybex International, Inc. which the undersigned would be entitled to vote if personally present:

            With-        For All

For        hold        Except

1. The election as directors of all nominees listed (except as marked to the contrary below):

John Aglialoro        Jerry Lee        Harvey Morgan

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

2. In his discretion, the Proxy is authorized to vote upon such other business as may properly come before the meeting.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, shares of the Common Stock represented by this proxy will be voted FOR the election of the nominees listed above. This proxy may be revoked at any time prior to the time it is voted.

When signing the proxy, please date it and take care to have the signature conform to the shareholder’s name as it appears on this proxy. If shares are registered in the names of two or more persons, each person should sign. Executors, administrators, trustees and guardians should so indicate when signing.

Please be sure to sign and date

this Proxy in the box below.

Date

Shareholder sign above            Co-holder (if any) sign above

Detach above card, sign, date and mail in postage paid envelope provided.

CYBEX INTERNATIONAL, INC.

You are urged to sign and return your proxy without delay in the return envelope provided for that purpose which requires no postage if mailed in the United States.

PLEASE ACT PROMPTLY

SIGN, DATE & MAIL YOUR PROXY CARD TODAY

If your address has changed, please correct the address in the space provided below and return this portion with the proxy in the envelope provided.